Exhibit 99.1

AMENDMENT TO THE RIGHTS AGREEMENT BETWEEN

CARDIMA, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

THIS AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of this 30th day of March, 2010, by and between CARDIMA, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of May 20, 2002 (the “Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.           The definition of “Acquiring Person” set forth in Section 1(a)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:

(ii) the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan, or (E) any Person who shall be the Beneficial Owner, together with all Affiliates and Associates of such Person, of 15% or more of the shares of Common Stock then outstanding as a result of the issuance of shares of Common Stock by the Company to such Person or a transaction approved by the Board of Directors of the Company; provided, however, that clause (E) shall not apply, and such Person shall become an Acquiring Person, on the date that such Person acquires Beneficial Ownership of any additional shares of Common Stock without the prior approval of the Board of Directors of the Company.

2.           The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

3.           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed, all as of the date and year first above written.

CARDIMA, INC.

By:           /s/ Robert Cheney_____________
Name: Robert Cheney
Title: CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, Rights Agent

By:           /s/ Herbert K. Lemmer_________
Name: Herbert K. Lemmer
Title: Vice President

3452090

OFFICER’S CERTIFICATE

This certificate is delivered to AMERICAN STOCK TRANSFER & TRUST COMPANY, in connection with that certain Rights Agreement, dated as of May 20, 2002, as amended, by and between CARDIMA, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”) (the “Rights Agreement”), in accordance with Section 27 of the Rights Agreement.  Pursuant to Section 27 of the Rights Agreement, the Rights Agent has agreed to execute the attached Amendment to the Rights Agreement upon delivery of this officer’s certificate stating that such Amendment to the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

The undersigned hereby certifies that the attached Amendment to the Rights Agreement is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 30th day of March, 2010.

CARDIMA, INC.

By:           /s/ Robert Cheney___________________
Name: Robert Cheney
Title: CEO

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